UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 19, 2005
Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	1-8625	95-3885184
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Citadel Drive, Suite 300, Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (213) 235-2240
N/A

(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit 10.53
Exhibit 10.54
Exhibit 10.55
Exhibit 10.56
Exhibit 10.57
Exhibit 10.58
Exhibit 10.59
Exhibit 10.60

Item 1.01 Entry into Material Definitive Agreement.
On September 19, 2005, we completed the last element of a tax deferred exchange under Section 1031 of the Internal Revenue Code, pursuant to which we:
•	Sold to an unrelated third party on May 17, 2005 our interest in our Brand Blvd office building located in Glendale, California for $21.0 million (providing net cash of $10.3 million),

•	Acquired from an unrelated third party on June 1, 2005 the fee interest in the land and the landlord’s interest in the ground lease underlying the Cinemas 1, 2 & 3 located in Manhattan for $12.3 million, and

•	Acquired from Sutton Hill Capital LLC (“SHC”) on September 19, 2005, its tenant’s interest in the ground lease underlying the Cinemas 1, 2 & 3 for $9.0 million.
SHC also owns the building and improvements in which the Cinemas 1, 2 & 3 are located. We currently occupy that building and those improvements through a previously disclosed operating lease with option to purchase. We did not acquire the building and improvements as a part of our exchange transaction. Rather, in connection with the SHC element of the transaction, we granted to SHC a license to maintain its building and improvements on the property for a period of time, while taking back an option to acquire that building and those improvements for $100,000. The operating lease has been amended to reflect our acquisition of SHC’s interest as tenant under the ground lease, by reducing the rent provided for under that operating lease by the sum of (i) $61,875 per month (representing 8.25% of $9.0 million) and (ii) all pass-through obligations under the ground lease and by reducing the exercise price under the option to purchase included in that operating lease by $9.0 million.
The $9.0 million purchase price paid to SHC was paid in the form of an installment sale note, bearing interest at 8.25%, payable interest only quarterly in arrears, all principal and accrued but unpaid interest due and payable on December 31, 2010. The installment sale note is unsecured, but has been guaranteed by our parent company, Reading International, Inc.
As a result of the exchange transaction and subject to our exercise for $100,000 of our right to acquire the building and improvements, we have in effect exchanged our interest in the Brand office building for the land and improvements constituting the Cinemas 1, 2 & 3. Our basis in those assets, for book purposes, is currently $21.3 million. Based on a recent third party appraisal, we believe this property to be worth not less than $27.5 million.
Our decision to sell the Brand Blvd was influenced by the fact that the lease to the Walt Disney Company covering approximately 87% of that building is due to expire in

January 2007 and by the fact that the transaction enabled us to acquire control of all of the various estates comprising the Cinemas 1, 2 & 3 property.
SHC is beneficially owned, on a 50/50 basis, by James J. Cotter (our Chairman, Chief Executive Officer and controlling shareholder) and Michael Forman (who owns approximately 8% of our outstanding Class A Nonvoting Common Stock). As previously disclosed in our report on Form 10-K for the year ended December 31, 2004, we have agreed in principal, as a part of our negotiations to acquire the land and the SHC interests in the Cinemas 1, 2 & 3, to grant an option to Messrs. Cotter and Forman to acquire, at cost, up to a 25% non-managing membership interest in the limited liability company that we formed to acquire these interests. That option has not yet been documented, as the final terms of that option have not yet been agreed.
Item 9.01 Financial Statements and Exhibits
10.53	Contract of Sale between Sutton Hill Capital L.L.C. and Sutton Hill Properties, LLC dated as of September 19, 2005

10.54	Installment Sale Note dated as of September 19, 2005

10.55	Guaranty by Reading International, Inc. dated as of September 1, 2005

10.56	Assignment and Assumption of Lease between Sutton Hill Capital L.L.C. and Sutton Hill Properties, LLC dated as of September 19, 2005

10.57	License and Option Agreement between Sutton Hill Properties, LLC and Sutton Hill Capital L.L.C. dated as of September 19, 2005

10.58	Second Amendment to Amended and Restated Master Operating Lease dated as of September 1, 2005

10.59	Letter from James J. Cotter dated August 11, 2005 regarding liens

10.60	Letter amending effective date of transaction to September 19, 2005

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READING INTERNATIONAL, INC.

Date: September 20, 2005	By:	/s/ Andrzej Matyczynski

	Name:	Andrzej Matyczynski
	Title:	Chief Financial Officer